Exhibit 99.2

CASCADE CORPORATION, #11057623

Fourth Quarter Fiscal 2006 Earnings Conference

April 13, 2006, 9:00 a.m. PT

Chairperson: Robert Warren

Operator                                                                                                 Good morning, ladies and gentlemen, and welcome to the Cascade Corporation fourth quarter fiscal year 2006 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during today’s conference, please press the star followed by zero. As a reminder, this conference is being recorded on Thursday, April 13, 2006.

I would now like to turn the conference over to Robert Warren, President and Chief Executive Officer of Cascade Corporation. Please go ahead, sir.

R. Warren                                                                                          Thank you. Good morning, everyone, and welcome to today’s call. Andy Anderson, our CFO; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufacturers devices primarily for industrial trucks, most commonly called lift trucks or forklifts and to a lesser degree construction vehicles such as tool carriers and skid steer loaders. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

Fifty-five to 60% of our products are sold through retail dealers. The remainder are sold directly to global manufacturers, names as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand and Nissan. We have about 1,900 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the fourth quarter.

A. Anderson                                                                          Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue, earnings and cash flows are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially.

Factors include but are not limited to general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risk of doing business internationally and the cyclical nature of the materials handling industry. Cascade cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2006 we are actually referring to the year ended January 31, 2006. We just completed the fourth quarter of fiscal 2006.

I would like to mention that beginning with this quarter, we are segmenting our financial results and related comments into 4 geographic operating segments: North America, Europe, Asia Pacific excluding China, and China. Previously China’s results were included in the Asia Pacific segment. We feel this new segmentation will allow us to give you a much clearer view of our business activity and progress in the rapidly growing and important Chinese market.

Before I discuss the fourth quarter I would like to provide some brief comments on the results for the fiscal year just completed. Fiscal 2006 was a record year for Cascade in terms of net sales and net income. Net sales exceeded $450 million and were up 17% over fiscal 2005. Net income increased 48% over the prior year. These gains are the result of both strong growth in the global lift truck market and the continued expansion of our business in a number of regions.

I’d now like to turn to the fourth quarter results. Net income for the fourth quarter of fiscal 2006 was $8.3 million or 63 cents per share compared to $5.1 million or 39 cents per share for the fourth quarter of fiscal 2005. Our performance was largely driven by strong sales growth in North America, Asia Pacific and China. Lower selling and administrative costs due primarily to a decrease in share based compensation expense and a lower effective tax rate for the quarter also contributed to our results. I will discuss these and other factors in more detail as we move through the primary components of the income statement and the regional reviews.

Consolidated net sales were $108.4 million in the fourth quarter, an increase of 5% compared to net sales of $103.5 million in the fourth quarter of fiscal 2005. Adjusting for the negative impact of currency changes, net sales actually increased approximately 8%.

Gross margin for the fourth quarter was 29% versus 31% a year ago. Margins in North America were up slightly. Margins of each of the other regions all decreased due to a combination of competitive pressures and costs related to closing a facility in Europe and higher material costs. I will comment on these decreases in the regional discussion.

Consolidated SG&A expenses were $21 million in the fourth quarter which represents a decrease of 3% over the prior year. The decrease is due primarily to lower share based compensation costs. Our effective tax rate of 21% was considerably below the 42% effective tax rate in the fourth quarter of the prior year. The lower rate in the current year is primarily due to the release of valuation allowances related to a U.K. pension obligation, foreign capital loss carry forwards and net operating loss carry forwards. The prior year fourth quarter rate was higher due to the recording of additional valuation allowances for net operating losses in The Netherlands and Germany.

I would like to add a couple of comments related to our effective tax rate and particularly the consistency of our effective tax rate from quarter-to-quarter. We currently operate in 16 countries globally which requires considerable tax planning with regards to the timing of dividends, potential repatriation of earnings, the evaluation of expected realizability of deferred tax assets and the necessity of booking valuation allowances against operating losses for certain entities.

We are continually reviewing these factors and making adjustments as necessary. Some of these factors are highly dependent on past, current and projected operating performance which results in fluctuations in our effective tax rate in certain periods.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were up 13% over the prior year with only 1% related to currency changes. These results are particularly strong when compared to a basically flat lift truck market in the fourth quarter.

Gross margins in North America were up slightly from 37% to 38%. The primary factor impacting margins in recent years has been increasing material costs. While this past year we did continue to see some increases in the cost to purchase parts and components, the overall increases were less dramatic than in prior years.

Improved fixed cost absorption resulting from the higher volumes helped offset these increases. The current year results also reflect a full year of sales price increases to offset the effect of material cost increases.

SG&A costs in North America were down 3% over the fourth quarter of fiscal 2005 due primarily to lower share based compensation costs and cost controls. As you may recall, prior to our adoption of FAS-123R we were expensing our share based compensation on a mark to market basis, resulting in a high degree of volatility. On a consolidated basis, our expense in the fourth quarter of fiscal 2005 was at $1.6 million versus $1 million in fiscal 2006.

For the full year, total share based compensation expense was $2.3 million in fiscal 2006 and $2.5 million in fiscal 2005. Share based compensation expense for the first quarter of fiscal 2007 will be $930,000.

Net sales in Europe for the fourth quarter were down 2% in local currency and 11% after adjusting for the negative impact of changes in currency exchange rates. The decline is due to continued competitive pressures in this region and disruptions related to the movement of production from a facility we closed in The Netherlands.

Gross margins in Europe were 14% in the current year compared to 19% in the previous year. This decrease is due primarily to 2 factors. First, during the fourth quarter of fiscal 2005 we completed the closure of a facility in The Netherlands and moved production to other facilities in Italy and The Netherlands. The costs in the fourth quarter related to this closure were $600,000. Without these costs, the gross margin would have been approximately the same as the fourth quarter of fiscal 2005. We do not expect to incur any additional costs related to this closure in fiscal 2007.

The second factor was higher labor and maintenance costs in Germany. We have taken steps to reduce both labor and maintenance costs in the first quarter of fiscal 2007 and are evaluating a number of more aggressive options for further cost reductions.

SG&A costs in Europe decreased 12% over fiscal 2005 due primarily to currency changes and also to lower warranty and other miscellaneous costs.

I’d now like to turn to the Asia Pacific region. As I mentioned earlier, our results and discussion of this region now exclude China. This region includes Japan, Korea and Australia. In local currency, sales in the region increased 13% over the fourth quarter of fiscal 2005. The negative impact of currency changes reduced this increase to 7% on a consolidated basis. This increase is due generally to strong economic conditions throughout the region. Gross margins of 24% in the fourth quarter were down from 28% in the prior year. The decease is primarily the result of higher material costs which we were unable to pass onto customers in the region. We expect these lower margins to continue into fiscal 2007.

SG&A in the Asia Pacific region was up 8% in the fourth quarter compared with the fourth quarter of fiscal 2005. The increase was due to higher employee benefit costs.

In China our net sales increased 22% in the fourth quarter compared to the prior year.

Currency changes accounted for 2% of that net sales increase. This is a particularly strong performance when compared against an overall lift truck market increase of approximately 1% for the quarter.

Gross margins in the fourth quarter of 34% were down from 39% in the prior year. This is the result of higher volumes of lower margin products and the fact that the Chinese market is becoming more competitive. The competition is coming from both local Chinese companies and European competitors. We believe we have established a strong market presence in China which will continue even with the increased competition.

SG&A in China increased 78% in the fourth quarter due to increased employee benefit costs. On a go-forward basis, we do not expect to see these expenses continue at this level in future quarters.

Turning to the January 31, 2006 balance sheet, our cash and marketable securities totaled $58.5 million as of January 31, 2006 compared to $59.5 million as of October 31, 2005. We made a scheduled $13.8 million interest and principal payment on our long term debt in November 2005 which has essentially been offset by cash generated from operations and other cash source uses during the quarter.

Debt, including long term debt and notes payable to banks of $29.9 million at January 31, 2006 was down from $40.5 million at October 31, 2005. Capital expenditures were $3.1 million and depreciation expense was $3.5 million in the fourth quarter.

I’ll turn it back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren                                                                                          Thank you, Andy. I’d like to start with a brief overview of the lift truck market.

As many of you know, the lift truck market is the only direct economic or industrial indicator we have available for our markets. Although this market does not correlate exactly with our business level, it does give us some indication of short term future trends.

North American lift truck shipments were down 4% during the fourth quarter of fiscal 2006. For the full year, they were up 11% over the prior year. Based on the most recent data, we remain cautiously optimistic that the North American lift truck market will remain strong through the second quarter of fiscal 2007.

Lift truck shipments in the European market were up 2% in the fourth quarter and 3% for the year. We do not anticipate any significant change in this market for fiscal 2007.

Lift truck shipments in the Asia-Pacific region, excluding China, were up 9% for the fourth quarter and 10% for the year. We continue to see strength in this region as a whole.

China’s lift truck market was up 1% in the fourth quarter and 11% for the year. This is a substantial reduction in the levels of growth we have experienced over the past several years and probably reflects a general leveling of the market to a more sustainable GDP type growth going forward.

With that said, it’s very important to note that China is now the third largest domestic lift truck market in the world, behind the U.S. and Japan and continues to offer us substantial growth opportunities through the expanded application of our products domestically and the export of our products to the broader Asia-Pacific region.

I’d now like to comment on several additional topics. One of the most important long term issues facing us today is insuring growth in shareholder value. We believe that the best way to do this is to grow our business. We remain firmly committed to focusing on our core strengths of designing, manufacturing and marketing load engagement devices for industrial vehicles.

One market that we are carefully evaluating is attachments for construction vehicles. In terms of size, the North American construction attachment market is estimated to be somewhere in the range of 8 to 10 times the size of the lift truck attachment market. Approximately 70% of this market is currently served by independent producers. These producers tend to be small and regionally focused. Most of their sales are through independent, original equipment dealers and their products have a high degree of end-user driven differentiation.

The remaining 30% is served by OEMs whose primary focus is on high volume standard products. We believe that certain segments of this market are well suited to our core strength and offers good opportunity for future growth. At the present time we are still evaluating this potential expansion of our business. We will be discussing our plans in more detail as we proceed.

As Andy mentioned, our European materials handling business is still operating in a highly competitive market environment. We currently are looking at a number of significant structural and strategic remedies for this segment of our business. While it is premature to discuss further details at this point, I want to emphasize that Europe is the largest lift truck market in the world.

We are firmly committed to serving our customers, to maintaining our competitive position globally and to achieving an acceptable level of financial return.

One continuing factor impacting all of our businesses worldwide is the increasing cost of steel and steel based components. Over the past year we have continued to see varied levels of steel cost increases in different regions of the world. We have been generally able to mitigate most of these increases through pricing and cost reduction. We would have likely seen a drop in gross margins compared to last year without the increased shipment volumes and resulting improved absorption of fixed costs. We continue to monitor worldwide steel costs very closely and are actively managing our steel supply chain to ensure we are receiving the most competitive prices available in the world market.

Another recent trend is the changing competitive environment in China. We are seeing increased competition from both Asian and European competitors. In addition, we are aware of future plans by competitors to expand manufacturing operations in this region. We will aggressively defend our market position in China through continued investment in both marketing and production capacity. Again as Andy mentioned, this will probably also result in some erosion in gross margins.

On a consolidated level, we remain optimistic about sales for the next quarter due to the substantial backlog in the North American lift truck market and the continued strength in Asia.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator                                                                                                 Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment for our first question.

Our first question comes from Arnie Ursaner with CJS Securities. Please go ahead.

A. Ursaner                                                                                      Hi, good morning. First question I have is you, I think in couple different ways, have mentioned you expect perhaps some gross margin erosion in the upcoming year. Could you be a little more specific on what sort of magnitude of erosion we might look for on a consolidated basis, please.

R. Warren                                                                                          I think you’re going to potentially only look on a consolidated basis at maybe a point, maybe a point and a half. I don’t think we’re going to see a big swing in gross margins on a consolidated basis. But some of the areas that we see increased competition out of China on a consolidated basis doesn’t really have a large impact. This is expected as we’ve been one of the only players in China for a long time and that is becoming a more competitive market. We enjoyed very high margins there for a while but on a consolidated basis, Arnie, I don’t think you’re going to see a big movement.

A. Ursaner                                                                                      Okay, one more financial question and then a business question. Tax rate guidance for the upcoming year, please.

R. Warren                                                                                          Arnie, we really don’t give guidance on any aspect of our planning tools. If there was one aspect I probably would never forecast, it would be my tax rate. But I don’t think you’re going to see a movement tremendously on an annual basis to move from where we’ve been for the past year.

A. Ursaner                                                                                      I think the bigger question we’re all grappling with is you saw a quite material slowdown in some elements of the business in Q4 versus the balance of the year and clearly the lift truck shipment numbers also indicate to the extent it isn’t a forward looking indicator of any sort, it also showed material weakness in Q4. Two part question. What’s driving it in your view and what’s your view of ... why don’t we start with what you think is causing the dramatic slowdown we’re seeing right now in shipments for the industry.

R. Warren                                                                                          We see some fluctuation in last year’s order and shipment numbers. Let’s take North America. It sort of jumps around and it happened to hit a little bit in the fourth quarter for us. We’re looking closely at the number of bookings coming forward in the first quarter. So far it appears that the industry’s estimates at what they’re going to do for the year which were very much in the 1 to 2, 1 to 3% increase over ‘06’s numbers, calendar year ‘05, I think are going to hold but it’s hard to say past the second quarter.

On China, when we talk about going to GDP, that was a slowdown in the fourth quarter. There’s not really a clear indication of what really was causing that slowdown. It appears to be back on track for a GDP of 8% to 10% growth. Japan, as you know last year has had some improvement in their national economy and it is helping drive lift truck shipments in that market.

The rest of the world I really don’t see Europe systemically making a lot of changes yet. You see a lot labor unrest and I think some of that as they assimilate some of the central European countries, it’s going to put some strain on their economies, but it’s a very large market and we’re going to be spending a fair amount of attention to improve our margin so we get a better contribution there.

A. Ursaner                                                                                      Two more questions. You mentioned the opportunity you foresee and are thinking about getting into for attachments in heavy construction. I think you mentioned that it was 8 to 10 times the size of the market. What do you view as the relevant size market for you and could you perhaps expand a little about the primary focus has been shareholder value, how you hope to get into this and how globally it may enhance shareholder value by entering this market.

R. Warren                                                                                          I’m not going to try to forecast what this would mean. I could tell you that the size of market in the sector we think we have the greatest opportunity in is about $500 million in North America. That’s easily twice the size of the existing lift truck market and so it offers a great opportunity for us to add consolidated returns for the corporation. This business has very similar operating margins that we have in our North American lift truck attachment market.

And the other market we’re interested in is in China. We are also looking for opportunities to expand the attachment offerings in that market and the prime mover market last year in China was as big as the North American market but they have very few options right now on their attachments so we see that as a big opportunity for us as well.

A. Ursaner                                                                                      Okay, thank you.

Operator                                                                                                 Thank you. Our next question comes from JB Groh with DA Davidson. Please go ahead.

JB Groh                                                                                                      Hi, guys. I think last quarter you mentioned some expansion in Asia and I think the cap ex that it was somewhere in the neighborhood of $20 to $25 million. Can you give us an update on what the plans are there?

A. Anderson                                                                          Yeah, I think we would at this moment, JB, take that estimate of investment down to the $15 to $17 million range for a couple of reasons but the investment in China is really in two different components.

One of the components is a long planned move if you will in our current attachment business to bring the production capability and capacity and processes up to a North American and European standard. Our operations in China up until this point have relied a great deal on imports of components from the United States. We have now reached a volume and a level of business that allows us to begin producing those components in China for both a cost advantage and potentially a cost of supply source for our other plants around the world so that investment is moving forward quite nicely now.

The second investment is in the fork market. We’re adding a plant in Xiamen and we are looking at expanding our capacity and our operations in Hebei. The reason we have lowered the estimates on our capital is that we were also looking at an acquisition which we have chosen not to pursue so that capital I think will be spent this year and into next fiscal year. It’s not an immediate this year figure. Probably two-thirds of it or so will be spent this year and the remaining next year as we complete out the factory plans and expansion.

JB Groh                                                                                                      So that delta from the $23 to the call it $17 is all the acquisition that you decided to pass on?

A. Anderson                                                                          Yes.

JB Groh                                                                                                      In terms of this new market, would you develop internally or would you look at buying participants in that market or a combination of both perhaps?

A. Anderson                                                                          Probably a combination of both.

JB Groh                                                                                                      Now that the restructuring in Europe and the closure of the facility in The Netherlands is complete, how much of the higher expenses in Europe are related to things like overtime and those sorts of things that you could tie to that move that would possibly go away in this fiscal year? Or is all just a tough pricing environment?

A. Anderson                                                                          There is a number. In the SG&A, there is a direct expense ... I mean in the cost of goods sold there was a direct expense in the quarter of $600,000 and probably in the SG&A area another $200,000 related to the move. I can’t give you an exact order of magnitude because I don’t have it right now in our German ... the move was out of our Netherlands operation primarily down to Italy and secondarily we moved some products into our other Dutch plant. The issues of added labor and maintenance were actually over in our German facility and we have reduced headcount this quarter by 48 people in that German facility and I think the maintenance issues have largely been addressed. I don’t know if I can equate the 48 to a direct dollar figure at this time, but that represents a significant reduction in the overhead of that plant. That’s probably about a third, isn’t it?

Yeah, that represents probably a third of the workforce in Germany. I’m sorry, I can’t quite accommodate that for you.

JB Groh                                                                                                      That’s okay. And is the closure of that plant and the costs associated with it, what sort of pay back period have you forecast in terms of when that starts to maybe help margins?

A. Anderson                                                                          We have looked at a payback of less than 2 years. I think it was about 1 year, 8 months or something like that. It’s pretty fast payback.

JB Groh                                                                                                      So presumably the comparisons start getting easier in the second quarter of fiscal ‘07?

A. Anderson                                                                          We have incurred all the expense in fiscal ‘06. There’s no added expense related to that move anticipated in ‘07 and so as we get settled in and the factory begins absorbing it well, we certainly should see the benefit by second quarter.

JB Groh                                                                                                      Great and then one last question. Can you give us an update in terms of where you are with capacity utilization domestically and internationally?

R. Warren                                                                                          I’ll let Terry answer that.

T. Cathey                                                                                            That’s a broad question and it varies a great deal from ...

JB Groh                                                                                                      I want a broad answer.

R. Warren                                                                                          I would say that we generally are running no more than probably 80%. We rarely run full second shifts, JB. If I had to look at a year and a half ago with the upswing in the North American market, we were constrained on fork capacity in North America. We expanded that dramatically with the new line and have caught up and we’re back to where we would like to be with excess capacity of 15-20%. Usually we don’t like to be constrained.

Probably the new plant we’re creating in Xiamen on forks and an expansion of the line up in Hebei deals directly with that we are at maximum capacity right now with our current facility there and eager to expand that and that’s what’s driving that investment.

JB Groh                                                                                                      Okay, thanks for the update.

Operator                                                                                                 Thank you. Our next question comes from Frank Magdlen with the Robins Group. Please go ahead.

F. Magdlen                                                                                   Good morning, gentlemen.

Management                                                                          Good morning, Frank.

F. Magdlen                                                                                   Most of my questions have been answered, but what’s the cap ex for the total company and not just China?

A. Anderson                                                                          It was the cap ex for which period, Frank?

F. Magdlen                                                                                   For this coming year.

A. Anderson                                                                          I think if you ... as a matter of policy we target our cap ex on a maintenance basis at about depreciation and as I mentioned, we’re probably going to spend another ... of that $17 million, another $10 or $12 this year on the capital projects in Japan so if you take depreciation plus ...

R. Warren                                                                                          In China.

A. Anderson                                                                          In China rather. If you take depreciation plus that number, you’ll come pretty close.

F. Magdlen                                                                                   Depreciation plus $10, with $10 being spent in China should give me the number?

A. Anderson                                                                          Right.

F. Magdlen                                                                                   I’m just restating it for you.

A. Anderson                                                                          That’s right.

F. Magdlen                                                                                   Okay. And then I guess, Bob, one question people have asked about the dividend rate and I know you’re talking about acquisitions/building a new attachment business for the construction industry but since your family owns a considerable amount of the stock, does the alternative minimum tax weigh on the Board’s mind when they look at the payout rate?

R. Warren                                                                                          As you can see, we’re probably in payout rate very comparable to other industrial companies but of course we are creating a lot of excess cash and the Board is going to come up with some answer to this. Our acquisitions certainly should be accretive so I’m not expecting that’s going to affect the decision as to what our ongoing dividend rate would be or other financial ...

A. Anderson                                                                          This is Andy, Frank. Just as a matter of policy, any acquisition we make has got to be self funding. It will not be ... we can either finance it out of cash or we can finance it out of debt but either way it needs to be self funding so we’re not going to make something that’s going to be a drain on the cash flow from this core business.

F. Magdlen                                                                                   Alright. Do you have any parameters as to how large you would actually consider going?

R. Warren                                                                                          The only thing I can say is whatever we do on dividend policy, obviously we would be sensitive of never having ... in a cyclical business to having to move it down. So you’re going to be reasonably conservative on an ongoing dividend policy to ensure that you always cover debt and probably look for other ways to deal with cash flow.

F. Magdlen                                                                                   Alright and another way around it, a stated quarterly rate would be a special dividend and we know there’s some ...

A. Anderson                                                                          We’re looking at a number of, a very broad number of options, Frank, both on dividend policy and on future capital structure.

F. Magdlen                                                                                   Alright, thank you gentlemen.

R. Warren                                                                                          Thank you, Frank.

Operator                                                                                                 Thank you. The next question comes from John Walthausen with Paradigm Capital Management. Please go ahead.

J. Walthausen                                                                    Yes, good morning. Couple questions. I guess on Europe if we look at the lack of progress there, can you talk about whether pricing is now at a point where it’s adequate so that if we could look inside the numbers and eliminate the unusual and assume that you’re getting productivity on par with what you get in North America, that we’d be making an adequate return there now?

R. Warren                                                                                          It’s not going to be anywhere near a comparable return, John. We see that the competitive side on all of our products over there is not really changing so we are spending a tremendous amount of attention on the cost side of our business to ensure we get the best return we can get. Until there’s really a structural change in the competitive situation over there, I don’t think the pricing would get to a level that we see in North America and Asia which would give an equivalent financial return.

We can do obviously a great deal better we believe in the market as it currently exists in the pricing than we are right now.

J. Walthausen                                                                    Okay. How are we doing on market share in Europe?

R. Warren                                                                                          I would say right now we are holding. I think we might have lost a little market share in Germany this past year but we’ve made some corrections and I believe we will see at least holding what share we have. We’re one of the 3 large suppliers in both forks and attachments in the European market.

J. Walthausen                                                                    And do we see a need for additional restructuring and repositioning to achieve better returns there or is really now down to grinding it out plant by plant?

R. Warren                                                                                          I think there will be some structural ... there will be some structural changes.

J. Walthausen                                                                    Okay. Now in the ... I think you said in Germany that we severed 48 people in the quarter. Do all the costs of those severances hit the fourth quarter or do you trail them out as they’re paid?

A. Anderson                                                                          There’s 2 answers to that. Those severances were done this quarter, the first quarter of 2007. It’s not going to be quite as extreme as you would normally expect in Europe because a lot of those people were done on temporary contracts as opposed to permanent contracts so you don’t have the same type of severance costs.

R. Warren                                                                                          John, this comes with the consolidation of 2 companies we purchased and by mid-year last year we were pressed on some of the equipment that had not been maintained by the previous owners and an upswing in demand with the consolidations we had done in the market, we brought on a lot of temporary and were forcing through a lot of our ... at higher costs, our products. As that started generating more and more quantities, we got ahead of that swing and had to adjust that labor rate which hit our fourth quarter and some of the redundancies will hit our first quarter but we see that as an area we believe we could have much improved margins from what we saw in ‘06.

J. Walthausen                                                                    Okay, that’s very helpful. And shifting to China for a minute. The increased competition you’re seeing there, is that people bringing product in, either finished or semi-finished and just trying to create a position for themselves in anticipation of building facilities or do we see some real, you know, world class facilities by competitors that are up and running to put some pressure on us?

R. Warren                                                                                          John, it’s a little bit of both. The higher end products are still being brought in from Europe. There have been some moves to generate some more of the lower end commodity products. I would say that pressure in the domestic market is going to be coming more from the Chinese suppliers that are starting up. They don’t have the sophistication in design or quality of product yet, but we’re clearly on notice that we’re going be in a more and more competitive market that we’re going to be defending.

A. Anderson                                                                          John, Andy again. Just to add a little bit to that. There are two European connected factories now in China. One’s been there for a long time, Kaup. And the other one is relatively new. Neither one of them are what I would say come close to Western class factories and our stepped expansion of our manufacturing sophistication in China is going to make it even more difficult for them in their factories. We’re going to make sure that we maintain our market position and this expansion we’re doing in China right now is a big step to protect that.

J. Walthausen                                                                    Okay, good. The final question I have is on the proposed growth in the construction attachments. Do we see some ... or I guess can you point out where you think you can add value because it sounds like an interesting market just being a me-too player, but it doesn’t seem like a lot of fun to me.

R. Warren                                                                                          It all depends on where you come from. To us it looks extremely similar which is high variability attachments that are on the front of prime movers, hydraulically actuated, a lot of dealer end user interface. We think we’re extremely good at that high variability product that is sold into applications on the front of prime movers. It’s an area that we have been looking for opportunity to expand for growth beyond the lift truck and this had ... it’s remarkable how similar this business is and that we’ve never gotten into before.

J. Walthausen                                                                    Am I correct that in interpreting it, you feel you can add value both on product design and on manufacturing costs?

A. Anderson                                                                          More on manufacturing costs and I would say engineering, leveraging engineering investment and managing engineering systems, procurement, some of that, very much procurement but also we do want to be an early mover in this market in China.

J. Walthausen                                                                    Okay, good. Thank you.

Operator                                                                                                 Our next question is a follow up question from Frank Magdlen. Please go ahead.

F. Magdlen                                                                                   Yes, in China you mentioned that the SG&A won’t run at that level going forward. Can you give us a little bit of an idea what was so extraordinary in the quarter that we might want to bring the percentage down?

R. Warren                                                                                          Yes, Frank, we actually had a one time pick up on some accruals that dealt with some of the employee benefit that previously had been handled on a time period rather than ... It hits a big percent but it’s a small number and it’s just as we took those accruals, it is hitting the quarter as a percent as opposed to a significant number really on their finances. You’re not going to see this. You’re going to see much more historical ...

F. Magdlen                                                                                   Is ‘05 a better indication as a percent of revenues for SG&A expense?

J. Pointer                                                                                               Probably somewhere in between.

F. Magdlen                                                                                   Alright, hit it somewhere in between. Alright, thank you.

R. Warren                                                                                          Thanks, Frank.

Operator                                                                                                 Thank you. Mr. Warren at this time I show we have no further questions.

R. Warren                                                                                          Thank you, ladies and gentlemen. At this time I would like to thank everybody for participating today. We appreciate your interest in Cascade. Please don’t hesitate to call us if we can be of any assistance.

Operator                                                                                                 Thank you. Ladies and gentlemen, this concludes the Cascade Corporation fourth quarter earnings conference call. If you would like to listen to the replay of today’s conference call, you may dial 1-800-405-2236 and enter the access number 11057623 followed by the pound sign in North America. International callers please dial 303-590-3000.

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